Exhibit 99.(12)

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

[Form of Tax Opinion]

May 8, 2018

AST Western Asset Core Plus Bond Portfolio,

a series of Advanced Series Trust, and

AST Lord Abbett Core Fixed Income Portfolio,

a series of Advanced Series Trust
655 Broad Street
Newark, New Jersey 07102

Ladies and Gentlemen:

We are acting as special tax counsel to AST Western Asset Core Plus Bond Portfolio (the “Acquiring Portfolio”), a series of Advanced Series Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (“AST”), and AST Lord Abbett Core Fixed Income Portfolio (the “Target Portfolio”), a series of AST, in connection with the proposed transfer of all of the assets of the Target Portfolio to the Acquiring Portfolio in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of the Target Portfolio’s liabilities, if any, pursuant to the Plan of Reorganization of AST on behalf of the Acquiring Portfolio and the Target Portfolio (the “Plan”).  The Plan is filed as an exhibit to the Prospectus (as defined below).  The transaction between the Acquiring Portfolio and the Target Portfolio contemplated by the Plan is referred to herein as the “Reorganization.”  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.  Unless otherwise specifically indicated, all “Section” references are to the Internal Revenue Code of 1986, as amended and currently in effect (the “Code”).  In connection with the filing of AST’s Registration Statement on Form N-14, as amended and supplemented to date (the “Registration Statement”), you have asked for our opinion regarding certain United States federal income tax consequences of the Reorganization.

We have examined the Registration Statement relating, among other things, to the shares of the Acquiring Portfolio to be offered in exchange for the assets of the Target Portfolio, and containing the Proxy Statement and Prospectus relating to the Reorganization (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “Commission”) to be filed on the date hereof pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the  Commission thereunder.  In addition, in connection with rendering the opinion expressed herein, we have examined originals or copies of such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Plan attached as an exhibit to the Prospectus.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity in all material respects of the Plan as executed and delivered by the parties with the form of the Plan attached as an exhibit to the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

In connection with rendering our opinion, we have further assumed that the transaction contemplated by the Plan will be consummated in accordance therewith and as described in the Prospectus and that the information in the Prospectus is true, correct and complete in all material respects.  We have relied on the representations made on behalf of the Acquiring Portfolio and the Target Portfolio in an Officer’s Certificate, dated as of the date hereof, and we have assumed that such representations are, and will continue to be, true, correct and complete in all material respects.

Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Code, the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (the “IRS”), and other administrative pronouncements, all as in effect on the date hereof, we are of the opinion that the Reorganization contemplated by the Plan should constitute a tax-free transaction for United States federal income tax purposes.  Specifically, with respect to the Reorganization (references to a shareholder of either the Acquiring Portfolio or the Target Portfolio refer to the life insurance company that issued the variable annuity contract or variable life insurance policy of which the Acquiring Portfolio or the Target Portfolio serves as an underlying fund):

1.                                      The transfer by the Target Portfolio of all of its assets to the Acquiring Portfolio, in exchange solely for Acquiring Portfolio shares, the assumption by the Acquiring Portfolio of all of the liabilities of the Target Portfolio, and the distribution of the Acquiring Portfolio shares to the shareholders of the Target Portfolio in complete liquidation of the Target Portfolio, should be tax-free to the shareholders of the Target Portfolio.

2.                                      The shareholders of the Target Portfolio should not recognize gain or loss upon the exchange of all of their Target Portfolio shares solely for Acquiring Portfolio shares, as described in the Prospectus and the Plan.

3.                                      No gain or loss should be recognized by the Target Portfolio upon the transfer of all of its assets to the Acquiring Portfolio in exchange solely for Acquiring Portfolio shares and the assumption by the Acquiring Portfolio of all of the liabilities, if any, of the Target Portfolio.  In addition, no gain or loss should be recognized by the Target Portfolio on the distribution of such Acquiring Portfolio shares to the shareholders of the Target Portfolio (in liquidation of the Target Portfolio).

4.                                      No gain or loss should be recognized by the Acquiring Portfolio upon the acquisition of all of the assets of the Target Portfolio in exchange solely for Acquiring Portfolio shares and the assumption of all of the liabilities, if any, of the Target Portfolio.

5.                                      The Acquiring Portfolio’s tax basis for the assets acquired from the Target Portfolio should be the same as the tax basis of these assets when held by the Target Portfolio immediately before such transfer, and the holding period of such assets acquired by the Acquiring Portfolio should include the holding period of such assets when held by the Target Portfolio.

6.                                      A Target Portfolio shareholder’s tax basis for the Acquiring Portfolio shares to be received by it pursuant to the Reorganization should be the same as its tax basis in the Target Portfolio shares exchanged therefor, reduced or increased by any net decrease or increase, as the case may be, in such shareholder’s share of the liabilities of the Portfolios (its share of the Target Portfolio’s liabilities before the Reorganization as compared with its share of the Acquiring Portfolio’s liabilities after the Reorganization ) as a result of the

Reorganization.

7.                                      The holding period of the Acquiring Portfolio shares to be received by the shareholders of the Target Portfolio should include the holding period of their Target Portfolio shares exchanged therefor, provided such Target Portfolio shares were held as capital assets on the date of exchange.

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We express no opinion herein other than the opinion expressly set forth above.  In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law.  You should recognize that our opinion is not binding on the IRS and that a court or the IRS may disagree with the opinion contained herein.  Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case.  The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect.  Changes in applicable law could adversely affect our opinion.  We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting a part thereof.  In giving such consent, we do not hereby admit that we are the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Goodwin Procter LLP